NEWS RELEASE
                                                                        CONTACT:
                                                                 Karen L. Howard
                   Vice President, Treasurer and Interim Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                            Phone:  716-689-5550
                                                        karen.howard@cmworks.com


               COLUMBUS MCKINNON CORPORATION ANNOUNCES RECEIPT OF
                      TENDERS AND CONSENTS OF SENIOR NOTES


Amherst, New York, August 16, 2005--Columbus McKinnon Corporation (NASDAQ: CMCO) announced today that it has received tenders and consents for approximately 82% of the principal amount outstanding of its 8 1/2% Senior Subordinated Notes Due 2008 (the "Notes") as of August 15, 2005. The percentage of consents received exceeds the required consents it needed to amend the Indenture.

The Notes were tendered by the holders pursuant to the Company's Offer to Purchase and Consent Solicitation Statement (the "Offer to Purchase") that was announced on August 5, 2005. The Offer to Purchase fully describes the terms and conditions of the cash tender offer by the Company to purchase any and all of the $142,400,000 outstanding principal amount of the Notes. It also describes the terms and conditions of the solicitation for the consent of the Note holders to eliminate substantially all of the restrictive and reporting covenants, certain events of default and certain other provisions contained in the indenture governing the notes (the "Tender Offer and Consent Solicitation").

Columbus McKinnon's obligation to accept for purchase and to pay the purchase price and consent payment for the Notes in the Tender Offer and Consent Solicitation is subject to certain conditions, including, but not limited to, the Company's placement of approximately $136,000,000 of senior subordinated notes, the receipt of tenders and consents from the holders of at least a majority of the aggregate principal amount of the Notes by the Consent Date and the execution of a supplemental indenture to each of the indentures governing such notes. As of 5:00 p.m., New York City time, on August 15, 2005, the Company had received tenders and consents for at least a majority of the aggregate principal amount of the Notes then outstanding.

As a result of the receipt of the requisite consents of the Note Holders by the Consent date, which was 5:00 p.m. New York Time on August 15, 2005, Columbus McKinnon and the U.S. Bank Trust National Association, formerly State Street Bank and Trust Company, N.A., the trustee under the indenture pursuant to which the Notes were issued (the "Indenture"), will execute a supplemental indenture to the Indenture. The supplemental indenture will address the proposed amendments to the Notes and the Indenture, as discussed in the Offer to Purchase. However, the amendments will not become operative with respect to the Notes and the Indenture until the Notes are accepted for purchase by the Company.

Credit Suisse First Boston is acting as dealer manager and solicitation agent for the Tender Offer and Consent Solicitation. The information agent is D.F. King & Co., Inc. and the Depositary is U.S. Bank Trust National Association. Questions regarding the Tender Offer and Consent Solicitation or requests for additional copies of the Offers to Purchase and related documents may be directed to Credit Suisse First Boston's Liability Management Group by telephone at (800) 820-1653 (toll free) or (212) 325-7596 (call collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The tender offers and consent solicitations are being made solely by the Offer to Purchase and Consent Solicitation Statements dated August 5, 2005.

ABOUT COLUMBUS MCKINNON
Columbus McKinnon Corporation is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at HTTP://WWW.CMWORKS.COM.

SAFE HARBOR STATEMENT
The  information   contained  in  this  news  release,   other  than  historical
information,  consists  of  forward-looking  statements  within  the  meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

                                       ###